Exhibit 99.1

HNR Acquisition Corp Announces

Amended and Restated Membership Interest Purchase Agreement

HOUSTON, TX / August 30, 2023 / HNR Acquisition Corp (NYSE American: HNRA) (the “Company” or “HNRA”) announces that on August 28, 2023, the Company signed an Amended and Restated Membership Interest Purchase Agreement (“A&R MIPA”) to purchase all of the equity interests of a New Mexico based oil company and its subsidiaries (the “Target”), as the Company previously disclosed. The A&R MIPA replaces the previous membership interest purchase agreement that the Company executed in December 2022.

Amended and Restated Membership Interest Purchase Agreement

The Company has signed the A&R MIPA with the sellers described therein (“Sellers”) revising and replacing the terms of the prior agreement to purchase all of the equity interests in the Target. A copy of the A&R MIPA and a more detailed description of the A&R MIPA is included in the Company’s 8-K filling dated August 30, 2023. Highlights of the A&R MIPA include revision of the purchase price to an aggregate amount of $63 million in cash plus (i) two million shares of a new class of Class B Common Stock of the Company which have no economic rights (voting only) and two million units in the Company’s newly-formed subsidiary, HNRA Upstream, LLC (“OpCo”), which are exchangeable for two million shares of the Company’s newly created Class A Common Stock. The cash required at closing can be reduced by $15 million payable through a promissory note to Sellers, and up to another $20 million through issuance of preferred units in OpCo, which convert into shares of the Company’s proposed new Class B common stock in 2 years, at a conversion rate based on the Company’s stock price at the time. Within one year thereafter, the Class B common stock may be converted into the proposed Class A common stock. At a minimum, the Company must pay the Sellers $33 million in cash at closing.

In addition, in connection with the reduction of the purchase price due at closing, Target transferred a 10% overriding royalty interest in oil, gas and minerals in, under and produced from each lease of Target (the “ORR Interest”) to an affiliate that will not be purchased by the Company. Then, in connection with the A&R MIPA, the Company will be granted a 12-month option to purchase the ORR Interest for $30 million.

On August 28th the company signed a commitment letter with First International Bank & Trust (FIBT) for a senior secured term loan in the amount of $28 million to fund a portion of the purchase price, subject to a number of conditions set forth in the letter. FIBT is a 112-year-old commercial bank with offices in North Dakota, South Dakota, Minnesota and Arizona, headquartered in Watford City, North Dakota. A detailed description of the commitment letter and term sheet is included in the Company’s 8-K filing with the SEC dated August 30, 2023.

Intent to purchase all equity interests in Target

The Company previously announced its intent to purchase all equity interests Target, and to acquire the Grayburg-Jackson oil field in the prolific Permian Basin in Eddy County, New Mexico. The A&R MIPA confirms and formalizes this intent. The Target fields comprise 13,700 contiguous leasehold acres, 343 producing wells and 207 injection wells for a total of 550 wells on the properties. Current production is approximately 1,400 barrels of oil and oil equivalent per day. Management expects to increase daily production to nearly 4,000 barrels of oil and oil equivalent in the next three years in accordance with the reserve report by William Cobb & Associates, a third-party engineering firm retained by Target.

About HNR Acquisition Corp

HNRA is a blank check company (otherwise known as a special purpose acquisition company or SPAC) formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

For more information on HNRA, the acquisition and the transaction, please visit the Company website: https://www.hnra-nyse.com/.

Forward-Looking Statements

This press release includes “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from what is expected, including the funding of the Trust Account to further extend the period for the Company to consummate an initial business combination, if needed. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. In addition, please refer to the Risk Factors section of the Company’s Form 10-K as filed with the SEC on March 31, 2023 for additional information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com